                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            THE TJX COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)

                            THE TJX COMPANIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              [TJX Companies Logo]




                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701


                                                                  April 24, 1998


Dear Stockholder:

     We cordially invite you to attend our 1998 Annual Meeting, which will be held Tuesday, June 2, 1998, at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts.

     At this meeting you are being asked to (i) elect two Class I directors and
(ii) amend the Company's Third Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your Proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 2nd.

                                      Sincerely,


             /s/ Bernard Cammarata                         /s/ John M. Nelson
               BERNARD CAMMARATA                             JOHN M. NELSON
                 President and                            Chairman of the Board
            Chief Executive Officer






                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.


                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 2, 1998

                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 2, 1998, at 11:00 a.m. for the following purposes:

     1. To elect two Class I directors to serve until the 2001 Annual Meeting of Stockholders.

     2. To amend Article Fourth of the Company's Third Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 300,000,000 to 600,000,000.

     3. To transact any other business which may properly be brought before the meeting.

     Stockholders of record at the close of business on April 13, 1998 are entitled to notice of and to vote at the meeting and any adjournments thereof.



                                            By Order of the Board of Directors

                                                      JAY H. MELTZER
                                                        Secretary

Framingham, Massachusetts

April 24, 1998



PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1998
                                PROXY STATEMENT

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of The TJX Companies, Inc. (the "Company"). Shares represented by duly executed proxies will be voted for the election of the two nominees set forth below as Class I directors unless authority is withheld. Under Delaware law, Proposal 2 must receive the affirmative vote of the holders of a majority of the Company's outstanding Common Stock; as a result, abstentions and broker non-votes will have the effect of a vote against Proposal 2. Proxies may be revoked by a later dated proxy, by a written revocation received by the Secretary of the Company at its address set forth below prior to the voting thereof or by a request at the meeting, prior to the voting thereof, that the proxy be revoked.


     Stockholders of record at the close of business on April 13, 1998 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 13, 1998, there were outstanding and entitled to vote 159,556,850 shares of Common Stock.


     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 31, 1998 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at ten. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class I directors for a term of three years expiring at the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If either nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that either of the nominees will become unavailable. Directors will be elected by a plurality of the votes cast at the meeting. Although votes to withhold authority and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will be counted as present at the meeting for quorum purposes, neither will be considered to be votes cast with respect to the election of directors. The nominees as Class I directors, and the incumbent Class II and Class III directors, are as follows:


               NOMINEES AS CLASS I DIRECTORS -- TERMS EXPIRE 2001


RICHARD G. LESSER, 63.
Director since 1995.

     Mr. Lesser has been Executive Vice President of the Company since 1991, Chief Operating Officer of the Company since 1994 and President of The Marmaxx Group since 1995. Mr. Lesser was Senior Vice President of the Company from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, Senior Executive Vice President-Merchandising and Distribution in 1986, Executive Vice President-General Merchandise

Manager from 1984 to 1986 and Senior Vice President-General Merchandise Manager from 1981 to 1984. Mr. Lesser is a director of Reebok International Ltd. and A.C. Moore Arts & Crafts, Inc.

JOHN M. NELSON, 66.
Director since 1993.
Chairman of the Board, Chairman of the Executive Committee and ex-officio member of the Committee on Directors and Corporate Governance and the Audit, Executive Compensation and Finance Committees.

     Mr. Nelson was Chairman of Wyman-Gordon Company from 1991 to October 1997 and Chief Executive Officer from 1991 to 1994. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is a director of Aquila Biopharmaceuticals, Inc., Brown and Sharpe Manufacturing Company, Commerce Holdings, Inc. and Eaton Vance Corporation.

                    CLASS II DIRECTORS -- TERMS EXPIRE 1999

PHYLLIS B. DAVIS, 66.
Director since 1990.
Chairperson of the Committee on Directors and Corporate Governance and member of the Executive Committee.

     Mrs. Davis was employed by Avon Products, Inc. from 1968 to 1991. Mrs. Davis served as Avon's Group Vice President, U.S. Sales and Distribution from 1985 to 1988, Executive Vice President, U.S. Direct Selling, from April 1988 to April 1989, Executive Vice President, Direct Sales Group from April 1989 to September 1989, and Corporate Senior Vice President from September 1989 to September 1991. She is a director of Eaton Corporation and BellSouth Corporation and a trustee of the Fidelity open-end mutual funds.

DENNIS F. HIGHTOWER, 56.
Director since 1996.
Member of the Audit and Executive Compensation Committees.

     Mr. Hightower has been a Professor of Management at the Harvard Business School since July 1997 and a Senior Lecturer from July 1996 to July 1997. He was employed by The Walt Disney Company from 1987 to 1996 serving as President of Walt Disney Television & Telecommunications from 1995 to 1996, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, Executive Vice President (Europe, Middle East) from 1990 to 1991, Senior Vice President (Europe, Middle East) from 1988 to 1990 and Vice President (Europe) from 1987 to 1988. He is a director of Northwest Airlines Corporation, PanAmSat Corporation and Phillips-Van Heusen Corporation.

JOHN F. O'BRIEN, 55.
Director since 1996.
Member of the Executive Compensation and Finance Committees.

     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since 1996, Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Funds (investment company) since 1991; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; President, Chief Executive Officer and a director of Allmerica Property & Casualty Companies, Inc. (insurance holding company) since 1992; Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989; and Chairman of the Board and Chief Executive Officer of Citizens Corporation (insurance holding company) since December 1992. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.

WILLOW B. SHIRE, 50.
Director since 1995.
Member of the Executive Compensation Committee and the Committee on Directors and Corporate Governance.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. Prior thereto Ms. Shire was employed by Digital Equipment Corporation from 1976, serving as Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

                    CLASS III DIRECTORS -- TERMS EXPIRE 2000

BERNARD CAMMARATA, 58.
Director since 1989.
Member of the Executive and Finance Committees.

     Mr. Cammarata has been President and Chief Executive Officer of the Company since 1989 and Chairman of the Company's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group since 1995. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 69.
Director since 1989.
Chairman of the Finance Committee and member of the Audit Committee.

     Mr. Loewy provided financial consulting services to the Company from 1989 to February 1995. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President-Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989. Mr. Loewy is a director of HomeBase, Inc.

ROBERT F. SHAPIRO, 63.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.P., an investment advisory business, since June 1997 and has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc., American Buildings Company, Magainin Pharmaceuticals, Inc. and an independent general partner of Equitable Capital Partners, L.P. and Equitable Capital Partners (Retirement), L.P. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 55.
Director since 1990.
Chairman of the Audit Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Wiley has been the Executive Vice President and General Counsel of PRWT Services, Inc., a technology-oriented products and services firm, since 1996 and is of counsel with the law firm, Goldstein & Manello, P.C. where he was a senior partner from 1993 to 1996. Prior thereto Mr. Wiley was a partner at the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

THE BOARD AND ITS COMMITTEES

     The Audit Committee, which held four meetings during fiscal 1998, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

     The Executive Compensation Committee, which held four meetings during fiscal 1998, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans.

     The Committee on Directors and Corporate Governance, which held nine meetings during fiscal 1998, reviews with the Board the Company's practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings. The Committee also, among other things, reviews the functions, duties and composition of Board committees and compensation for committee members; insures that the Company maintains policies with respect to significant issues of corporate public responsibility; recommends to the Board processes for the evaluation of the performance of the Board, the Chairman of the Board and the Chief Executive Officer; and insures that management maintains and presents to the Board plans for succession to senior management positions in the Company. In addition, the Committee has the responsibility to recommend qualified candidates to the Board for election as directors of the Company and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Executive Committee, which held two meetings during fiscal 1998, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

     The Finance Committee, which held seven meetings during fiscal 1998, reviews and makes recommendations to the Board on the Company's financing plans, financial condition, borrowing and investment policies, financial strategies, capital structure and tax liabilities and payments; the sale and pricing of Company securities; the oversight of pension and benefit plans; the Company's insurance program, dividend policy and foreign exchange policies; and capital investment criteria.

     During fiscal 1998 the Board of Directors held seven meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     Effective January 1, 1998, the Company terminated its retirement program for non-employee directors and adopted the Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"). Under the Deferred Stock Plan, each director who is not a current or former employee of the Company is credited annually with deferred shares representing $10,000 of the Company's Common Stock. Such credit is to be made to a deferred stock account for each non-employee director. In order to compensate non-employee directors for the value of the retirement benefits they had accrued prior to January 1, 1998, each non-employee director's deferred stock account was credited with a number of deferred shares representing Company Common Stock equal to the then net value of such accrued benefit. Cumulative deferred shares are also eligible for dividends. All distributions under the Deferred Stock Plan will be made in the form of shares of Company Common Stock upon termination or retirement from Board service.

     The Company's 1993 Stock Option Plan for Non-Employee Directors, as amended, provides for annual option grants to non-employee directors to purchase shares of Common Stock. Pursuant to the plan, on the date of each annual meeting, each director who is not a current or former employee of the Company receives an option to purchase 2,000 shares of Common Stock. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Vested options will remain exercisable for varying periods of up to three years following termination of service as a director. Prior to a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

     The Board of Directors has fixed the annual retainer paid to non-employee directors at $25,000, set the fee for Board meetings at $1,250 and for Committee meetings at $1,000 (other than the Executive Committee) and the fee payable to Board committee chairs at $3,500. Mr. Nelson, Chairman of the Board, is paid an additional $225,000 per annum. Mr. Nelson, who sits on all Committees, does not receive a fee for Committee meeting attendance or with respect to his role as Chairman of the Executive Committee. Directors may participate in the Company's General Deferred Compensation Plan.

BENEFICIAL OWNERSHIP

     The following table shows as of March 31, 1998 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and executive officer and by all directors, nominees and executive officers as a group.


                                                                            PERCENTAGE OF
                                                                             OUTSTANDING
                         NAME                           NUMBER OF SHARES    COMMON STOCK
                         ----                           ----------------    -------------
Bernard Cammarata.....................................       689,220(1)          0.4%
Donald G. Campbell....................................        84,572(2)          0.1%
Phyllis B. Davis......................................         9,700(2)           --
Dennis F. Hightower...................................         4,000(2)           --
Richard G. Lesser.....................................        93,340(2)          0.1%
Arthur F. Loewy.......................................        14,383(3)           --
John M. Nelson........................................        12,000(2)           --
John F. O'Brien.......................................         6,000(2)           --
Robert F. Shapiro.....................................        25,000(4)           --
Willow B. Shire.......................................         4,000(2)           --
Fletcher H. Wiley.....................................         5,800(2)           --
All Directors, Nominees and Executive Officers as a
  group (11 persons)..................................       948,015(5)          0.6%


---------------


(1) Includes 21,458 shares of Common Stock owned by a foundation of which Mr. Cammarata is sole trustee and includes 583,360 shares of Common Stock which Mr. Cammarata had the right to acquire on March 31, 1998 or within sixty
    (60) days thereafter through the exercise of options and excludes a vested deferred compensation award currently partially denominated in 250,000 shares of Common Stock.



(2) Includes with respect to the following directors and executive officers, the following shares of Common Stock which each such director or executive officer had the right to acquire on March 31, 1998 or within sixty (60) days thereafter through the exercise of options: Mr. Campbell (53,340); Mrs. Davis (5,000); Mr. Hightower (2,000); Mr. Lesser (43,340); Mr. Nelson (4,000); Mr. O'Brien (2,000); Ms. Shire (3,000); and Mr. Wiley (5,000).
    Excludes with respect to the following directors the following vested deferred shares payable upon retirement or other termination of office: Mrs. Davis (3,574); Mr. Hightower (508); Mr. Nelson (1,537); Mr. O'Brien (460); Ms. Shire (625); and Mr. Wiley (2,065).


(3) Excludes 1,652 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership.

(4) Includes 3,000 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board and 5,000 shares of Common Stock which Mr. Shapiro had the right to acquire on March 31, 1998 or within sixty (60) days thereafter through the exercise of options.

(5) Includes 706,040 shares of Common Stock which such persons had the right to acquire on March 31, 1998 or within sixty (60) days thereafter through the exercise of options.


     As of March 31, 1998, based on information filed with the Securities and Exchange Commission, the persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:


                                                                        PERCENTAGE OF
                                                       NUMBER OF            CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                     SHARES          OUTSTANDING
------------------------------------                   ---------        -------------
FMR Corp............................................    21,574,679(1)        13.3%
Edward C. Johnson 3d                                  Common Stock
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

Putnam Investments, Inc.............................     9,529,300(2)         5.9%
One Post Office Square                                Common Stock
Boston, MA 02109


---------------

(1) Includes 1,625,479 shares of Common Stock issuable upon conversion of the Company's Series E Cumulative Convertible Preferred Stock. Information is as of December 31, 1997 and is based on a Schedule 13G filed by FMR Corp. FMR Corp. reported that it and Edward C. Johnson 3d had sole voting power with respect to 2,234,791 shares, no voting power with respect to 19,339,888 shares, and sole dispositive power with respect to 21,574,679 shares. FMR Corp. disclaims beneficial ownership of 512,500 of the reported shares of Common Stock with respect to which an entity having overlapping ownership with FMR Corp. has sole voting and dispositive power. Edward C. Johnson 3d and Abigail P. Johnson are Chairman and a director, respectively, of FMR Corp., and own 12.0% and 24.5%, respectively, of the aggregate voting stock of FMR Corp. Various members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

(2) Information is as of January 16, 1998 and is based on a Schedule 13G filed by Putnam Investments, Inc. ("Putnam"), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam reported that it had sole voting power with respect to none of the shares, shared voting power with respect to 2,295,300 shares, and shared dispositive power with respect to all of the shares.

                                   PROPOSAL 2

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
       THE AUTHORIZED COMMON STOCK FROM 300,000,000 TO 600,000,000 SHARES

     On April 8, 1998, the Board of Directors declared a two-for-one stock split of the Company's outstanding Common Stock, effective upon amendment to the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized number of shares of Common Stock from 300,000,000 to 600,000,000 shares (the "Amendment"). The two-for-one stock split will take the form of a dividend of one share for each outstanding share of Common Stock.

     The two-for-one stock split cannot be effected without an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock. Currently the authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"), and 300,000,000 shares of Common Stock, $1.00 par value per share ("Common Stock"). The proposed amendment would replace the first paragraph of Article Fourth of the Certificate of Incorporation in its entirety with the following:

        "FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be six hundred five million (605,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to six hundred million dollars ($600,000,000), and five million (5,000,000) shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000)."

No increase in the number of authorized shares of Preferred Stock of the Company, currently 5,000,000 shares, will be made.


     At April 8, 1998, the Company had 159,810,768 shares of Common Stock and 711,200 shares of Series E Convertible Preferred Stock outstanding. As of that date, an aggregate of 23,159,970 shares of Common Stock were reserved for issuance of which 13,946,040 shares were reserved for issuance under outstanding and future grants pursuant to the Company's stock plans and 9,213,930 shares of Common Stock were reserved for issuance upon conversion of the Series E Preferred Stock.


     The holders of the outstanding shares of Common Stock are entitled to vote as a class upon the Amendment. If the stockholders approve the Amendment, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place promptly after the stockholders' meeting. The Amendment does not alter or change the powers, preferences, or special rights of the holders of shares of Common Stock or any other class of stock.

     If Proposal 2 is adopted, each stockholder of record on June 11, 1998 will receive one additional share of Common Stock for each share held on that date. The distribution date for the certificates representing the additional shares is expected to be June 25, 1998.

     The number of authorized shares currently remaining is less than the number required to accommodate the proposed stock split. In addition to accommodating the two-for-one stock split, the Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further authorization of the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to meet future capital needs, and for other general corporate purposes.

     The Company has in the past entered into acquisition transactions and may do so in the future. Any such future acquisition could involve the issuance of additional Common Stock or Preferred Stock by the Company. Any issuance of additional shares of Common Stock, including upon conversion of shares of convertible Preferred Stock, would have the effect of reducing the percentage voting interests of previously outstanding Common Stock. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by the law of the State of Delaware, under which the Company is incorporated, the Company's Certificate of Incorporation, or the rules of the New York Stock Exchange. The New York Stock Exchange currently has a listing requirement, the effect of which is to require that a listed company obtain prior stockholder approval when issuing shares of authorized but unissued stock in a transaction in an amount greater than 20% of its then outstanding stock.

     In addition to the foregoing uses for authorized but unissued stock, additional authorized but unissued shares of Common Stock might be used in the context of a defense against or response to possible or threatened hostile takeovers.

     The holders of Common Stock do not have preemptive rights to subscribe to shares of Common Stock or other securities issued by the Company. The issue of additional authorized shares of Common Stock may dilute the voting power and equity interest of present stockholders. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. However, additional shares issued pursuant to employee benefit plans would tend to have a dilutive effect on earnings per share.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.


     The Board of Directors recommends a vote "FOR" the approval of the Amendment to the Company's Certificate of Incorporation. The persons named as proxies will vote the shares to which the proxy is related in accordance with the specifications on the form of proxy.



     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, in person or by proxy, will be required to approve Proposal 2. An abstention or a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have the effect of a vote against the Amendment. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.


                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Executive Compensation Committee (the "ECC") of the Board of Directors. All ECC members are non-employee directors.

  Compensation Philosophy

     The Company's compensation philosophy is based upon the premise that all of its associates are important to its success, with senior executives, including its executive officers, setting the direction of the business and having overall responsibility for its results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain individuals with a high caliber of talent, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance shareholder value by achieving both short and long-term business objectives.


     The ECC uses the services of outside compensation consultants in order to ensure that the Company's total compensation programs for senior executives are competitive with packages offered by certain peer companies for similar positions. The companies selected for these purposes are predominantly retail companies, including major competitors of the Company as to which compensation information is available. While some of these peer companies are included in the Dow Jones Apparel Retailers Index appearing in the Performance Graph on page 14, these peer companies are not all the same as the companies comprising that index. The level of base salary and target short term incentive goals in the Company's Management Incentive Plan approximate the median level of such compensation afforded by the peer companies. Outside compensation consultants assist the Committee with establishing a competitive long-term compensation strategy by reviewing peer company total compensation mix between annual programs and various long-term compensation vehicles. Company awards made under the Management Incentive Plan and Fiscal 1998 Long Range Performance Incentive Plan for Executive Officers are totally tied to Company income goal performance thus linking incentive rewards to Company short and long-term performance goals.


     The ECC has implemented its philosophy of compensation by approving key executive base salaries to be competitive with other retailers; providing short term incentives tied to defined financial measures that such executives can influence; and providing longer term incentives to encourage strategic planning and execution; all of which will have a significant benefit to the Company and its shareholders.

  Compensation of Chief Executive Officer

     Mr. Cammarata's employment agreement, which was effective as of January 26, 1997, is described under "Employment Agreements." In negotiating the terms of this agreement, the ECC recognized that Mr. Cammarata is one of the country's outstanding retail executives and sought to retain Mr. Cammarata's services and provide certain performance incentives.

     Mr. Cammarata's agreement reflects these aims in providing an immediately vested grant that was initially denominated in stock that could be converted at Mr. Cammarata's election into other deferred investments, as well as providing short-term and long-term performance incentives in the form of participation in the Company's Management Incentive Plan ("MIP"), Long Range Performance Incentive Plan ("LRPIP") and option grants. In addition, Mr. Cammarata has agreed to a five-year non-competition period following voluntary termination of employment.

     In anticipation of negotiating a new agreement, Mr. Cammarata did not receive the option grant and LRPIP award to which his prior agreement would have entitled him during fiscal 1997. The new agreement sought to approximate these benefits by a grant of an additional option equal in shares to the option that was not granted in fiscal 1997, and contingent deferred cash awards designed to approximate benefits that Mr. Cammarata would have obtained had he received an option grant and an LRPIP award in fiscal 1997.

     By requiring deferral of various components of compensation until Mr. Cammarata ceases to be employed by the Company, the agreement seeks to preserve the Company's federal tax deduction for such benefits under the Internal Revenue Code.

     The remainder of this report discusses compensation policies and related matters more generally.

  Base Salary

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. The performance of Executive Officers is evaluated by Mr. Cammarata, and such performance, including that of Mr. Cammarata, is evaluated by the Committee taking into account achievement of corporate or divisional operating performance and other subjective criteria without any specific weighting assigned to a particular factor. Mr. Cammarata's base salary under his employment agreement is currently $1,200,000. Current base salaries for Messrs. Campbell and Lesser are $560,000 and $900,000, respectively. Employment agreements for Messrs. Cammarata, Campbell and Lesser provide for periodic review of base salary by the Board of Directors.

  Short Term Incentives

     The Company encourages its key associates, including Messrs. Cammarata, Campbell and Lesser, to realize certain annual goals (tied to pre-tax income) which are set by the ECC early in each fiscal year, through MIP. Executive officers' MIP awards are based upon the results of the Company's operating businesses. If targets are not met, there is either no MIP award payment or a reduced award payment based on a percentage of the target realized. If results exceed target, the executive officer could earn up to a maximum of two times target depending upon the performance above goal. The target and maximum award percentages are set by the ECC according to the responsibilities of the individual executive. For fiscal 1998, the MIP payments to Messrs. Cammarata, Campbell and Lesser equaled 91%, 64% and 76% of their respective fiscal year salaries. Mr. Cammarata's target award was 60% of salary. During fiscal year 1998, based on Company performance, actual incentive payments for Messrs. Cammarata, Campbell and Lesser reflect above target awards. In the case of Mr. Cammarata, the annual MIP incentive award was 151% of target goal performance.

  Long-Term Incentives

     The basic long-term compensation program established for senior management includes a Long Range Performance Incentive Plan ("LRPIP") and option grants, and is designed to reward the realization of longer term goals, including the enhancement of shareholder value, and to encourage continuity of senior management by tying a significant portion of such executives' total compensation to the Company's long-term performance.

  Long Range Performance Incentive Plan

     The objectives of LRPIP are to reward executives, including Messrs. Cammarata, Campbell and Lesser, for achieving long-term financial performance goals (either Company-wide goals or divisional goals) over a three-year period; and to provide incentives for executives who participate in the plan to stay with the Company. If three-year pre-tax income targets are achieved, a target performance award will be paid, but if performance targets are not met, there would be either no performance award or a reduced performance award based on the percentage of the target goals realized. The maximum award ranges up to 150% of the performance target award for performance exceeding target goals. For the fiscal 1996-1998 LRPIP cycle, the award payout, based on Company performance, was at 148% of target for Messrs. Cammarata, Campbell and Lesser. In addition, pursuant to his prior employment agreement and based on Company performance in fiscal year 1998, Mr. Cammarata vested in 75,000 Performance Shares previously awarded to him plus accrued dividends.

  Option Grants

     In addition to the options granted to Mr. Cammarata under his employment agreement, regular stock option grants were made in fiscal 1998 to the Company's key associates including Messrs. Cammarata, Campbell and Lesser as a long-term incentive vehicle. The number of stock options granted key associates is based upon the level and responsibility of the particular associate, the associate's expected contribution towards Company performance, and total compensation mix strategy. All fiscal 1998 stock option awards were made pursuant to the 1986 Stock Incentive Plan with an exercise price equal to the fair market value of the Company's common stock on the date of grant and with a term of ten years. These awards provide value to the executive officers only when and to the extent that the fair market value of the Company's common stock appreciates over the fair market value on the date of grant.

  Section 162(m) of the Internal Revenue Code of 1986

     The Company received shareholder approval in 1997 for the material terms of the Company's 1986 Stock Incentive Plan, Management Incentive Plan and Long Range Performance Incentive Plan to continue to qualify performance based executive officer compensation under such plans for exemption from the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code. The ECC retains the discretion to make awards that do not qualify for exemption under
Section 162(m).
                                            Executive Compensation Committee

                                            Robert F. Shapiro, Chairman
                                            Dennis F. Hightower
                                            John M. Nelson, ex-officio
                                            John F. O'Brien
                                            Willow B. Shire

                           SUMMARY COMPENSATION TABLE

     The following provides information concerning compensation for the Chief Executive Officer and the Company's two other executive officers for services to the Company for the fiscal years ended January 31, 1998, January 25, 1997 and January 27, 1996. All references to options reflect the two-for-one stock split in fiscal 1998.


                                           ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                 ---------------------------------------   --------------------------------------
                                                                                AWARDS GRANTED          PAYOUTS
                                                                           ------------------------   -----------
                                                                           RESTRICTED                  LONG-TERM
                         FISCAL                            OTHER ANNUAL      STOCK      SECURITIES     INCENTIVE     ALL OTHER
       NAME AND           YEAR                             COMPENSATION      AWARDS     UNDERLYING       PLAN       COMPENSATION
  PRINCIPAL POSITION      (1)      SALARY      BONUS(2)         (3)           ($)         OPTIONS     PAYOUTS(5)        (7)
  ------------------     ------    ------      --------    ------------    ----------   ----------    ----------    ------------
Bernard Cammarata         1998   $1,223,077   $1,110,236      $57,360      $        0     850,000(4)  $3,484,613(6)  $9,940,884
  President and Chief     1997   $1,200,000   $1,300,000      $ 7,294      $        0           0     $2,134,035(6)  $    4,637
  Executive Officer       1996   $  850,000   $  725,282      $ 7,294      $        0     150,000     $   58,533     $    4,284
Donald G. Campbell        1998   $  558,654   $  359,205      $ 5,059      $        0      50,000     $  273,338     $    5,716
  Executive Vice          1997   $  486,923   $  383,361      $ 5,059      $        0      70,000     $  135,450     $    5,837
  President -- Finance    1996   $  415,000   $  244,440      $ 5,000      $        0      60,000     $   14,833     $    5,034
  and Chief Financial
  Officer
Richard G. Lesser         1998   $  882,693   $  667,713      $ 7,294      $1,206,250     250,000     $  517,125     $    5,716
  Executive Vice          1997   $  742,885   $  688,097      $ 7,294      $        0     130,000     $  325,065     $    5,837
  President and Chief     1996   $  635,000   $  391,982      $ 7,294      $        0      80,000     $   43,424     $    5,034
  Operating Officer


---------------

(1) Fiscal 1998 is a 53-week year.

(2) Except for the amounts set forth in the following sentences, the Bonus amounts were paid pursuant to MIP. The Bonus amount for fiscal 1996 includes amounts representing the retention portion of certain awards granted under LRPIP. Amounts payable with respect to the fiscal 1994 grant were paid in April 1996. Under the fiscal 1994 grant, the Bonus amount included for fiscal 1996 for Mr. Cammarata was $85,500; Mr. Campbell, $21,667; and Mr. Lesser, $49,167. In April 1996 the ECC also made a special cash award to Messrs. Cammarata, Campbell and Lesser in the amounts of $500,000, $175,000 and $225,000, respectively, in recognition of their efforts in connection with the restructuring of the Company through the sale of the Hit or Miss division and the acquisition of Marshalls, both of which occurred in fiscal 1996.

(3) Other Annual Compensation with respect to Messrs. Campbell and Lesser consists of tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus. Mr. Cammarata received $22,794 with respect to a car allowance and tax reimbursements associated therewith and $34,566 for certain costs incurred in negotiation of his employment agreement and for financial planning.

(4) Pursuant to Mr. Cammarata's employment agreement, he received 500,000 options in fiscal 1998 and an additional award of 200,000 options since he did not receive the option grant award in fiscal 1997 to which he was entitled under his prior agreement. He also received a fiscal year 1998 option grant of 150,000 shares.


(5) The Payouts under LRPIP consist of the performance portion of the fiscal 1994 grant with respect to the fiscal 1994-1996 award period. The Payouts under the fiscal 1995 grant for the fiscal 1995-1997 award period and under the fiscal 1996 grant for the fiscal 1996-1998 award period were entirely performance based.


(6) In addition to Mr. Cammarata's payout under LRPIP for the fiscal 1996-1998 and 1995-1997 award periods of $879,113 and $537,285, respectively, Mr. Cammarata vested in each of fiscal 1998 and fiscal 1997 in 75,000 shares of performance based deferred stock ("Performance Shares") valued at $2,605,500 and $1,596,750, respectively, including accrued dividends, based on increases in consolidated Company earnings per share from continuing operations. The award covering these shares was originally granted in fiscal 1995.

(7) All Other Compensation includes (a) the following grants made to Mr. Cammarata under his new employment agreement: (i) the value ($9,618,750) on the grant date of an immediately vested deferred compensation award initially denominated in 450,000 shares of Common Stock and convertible at Mr. Cammarata's election into other notional investments having an equivalent value on the conversion date (as of March 6, 1998, Mr. Cammarata had elected to convert 200,000 shares), (ii) a $55,000 deferred cash grant and (iii) a $262,553 deferred cash grant representing the 1997 portion of a grant payable on each of the calendar 1997, 1998 and 1999 vesting dates of a 200,000 share option grant to Mr. Cammarata, to the extent the value of the shares as to which such option then vests exceeds $17.4375 per share (with payment limited to $3.9375 per share), (b) calendar 1997, 1996 and 1995 Company contributions to the Company's General Savings/Profit Sharing Plan of $2,065, $1,800 and $1,125, respectively, to the account of Mr. Cammarata and $3,200, $3,000 and $1,875, respectively, to the accounts of each of Messrs. Campbell and Lesser, and (c) Company paid amounts with respect to executive life insurance in the amounts of $2,516, $2,837 and $3,159, respectively, for fiscal 1998, 1997 and 1996, for each of Messrs. Cammarata, Campbell and Lesser.


                          OPTION GRANTS IN FISCAL 1998

     The following table reports stock option grants awarded between January 25, 1997 and January 31, 1998 to the following executive officers.


                                                   INDIVIDUAL GRANTS
                               ---------------------------------------------------------        POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     PERCENT OF                                           ASSUMED ANNUAL RATES OF
                               SECURITIES    TOTAL OPTIONS                                        STOCK PRICE APPRECIATION
                               UNDERLYING     GRANTED TO      EXERCISE OR                            FOR OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN      BASE PRICE     EXPIRATION    -------------------------------------
            NAME               GRANTED(1)     FISCAL YEAR    (PER SHARE)(1)      DATE       0%          5%              10%
            ----               ----------    -------------   --------------   ----------    ---   --------------   --------------
Bernard Cammarata............      700,000(3)      32.4%        $21.3750      04/09/07      $0    $    9,409,820   $   23,846,340
                                   150,000         6.9%         $28.9375      09/03/07      $0    $    2,729,790   $    6,917,835
Donald G. Campbell...........       50,000         2.3%         $28.9375      09/03/07      $0    $      909,930   $    2,305,945
Richard G. Lesser............      250,000        11.6%         $24.1250      06/03/07      $0    $    3,793,025   $    9,612,250
---------------------------------------------------------------------------------------------------------------------------------
All Optionees(4).............    2,162,350       100.0%         $25.9330      09/03/07      $0    $   35,265,982   $   89,371,007
All Shareholders(5)..........  159,901,247                                                  $0    $2,607,845,427   $6,608,798,489
Optionee Gains as % of All
  Shareholders Gain..........                                                                                1.4%             1.4%


------------
(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant and reflect the two-for-one stock split paid in fiscal 1998. Options vest in equal annual installments over three years, beginning on the first anniversary of the grant date except for a 200,000 share portion of Mr. Cammarata's options, which vests in equal installments on June 4, 1997, 1998 and 1999 and except for Mr. Lesser's award which vests entirely on February 1, 2001. All options vest upon a change of control, as defined. All options vest upon death or disability in the case of Messrs. Cammarata, Campbell and Lesser, and in the case of Mr. Cammarata, upon termination of employment by Mr. Cammarata for Valid Reason (as defined).

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.

(3) Includes options for 700,000 shares granted pursuant to Mr. Cammarata's employment agreement.


(4) The All Optionees example assumes the average price per share of all options granted during fiscal 1998 ($25.9330) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.


(5) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 31, 1998 of 159,901,247, but does not reflect dividends which may be received during the period shown.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                     AND FISCAL 1998 YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1998 by executive officers and the value of such officers' unexercised options as of January 31, 1998.


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                       OPTIONS AT FISCAL YEAR-END         VALUE OF UNEXERCISED
                            SHARES                    -----------------------------       IN-THE-MONEY OPTIONS
                           ACQUIRED                                                       AT FISCAL YEAR-END(1)
                          ON EXERCISE      VALUE       EXERCISABLE    UNEXERCISABLE   -----------------------------
         NAME            (# OF SHARES)    REALIZED    (# OF SHARES)   (# OF SHARES)   EXERCISABLE    UNEXERCISABLE
         ----            -------------    --------    -------------   -------------   -----------    -------------
Bernard Cammarata......     150,000      $1,920,500      416,680         833,320       $8,846,625     $10,029,000
Donald G. Campbell.....           0      $        0      153,340         116,660       $3,462,401     $ 1,562,599
Richard G. Lesser......      40,000      $  550,000      224,020         363,300       $4,861,184     $ 4,592,909


---------------

(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 31, 1998, the last day of the fiscal year, less the exercise price of the options.

           LONG-TERM INCENTIVE PLAN-PERFORMANCE AWARDS IN FISCAL 1998

     The following table describes the awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") or equivalent arrangement during fiscal 1998 which are subject to performance goals(1).

                                                                     ESTIMATED FUTURE PAYOUTS
                                                                 UNDER NON-STOCK PRICE-BASED PLAN
                                                PERFORMANCE     -----------------------------------
                                                PERIOD UNTIL    THRESHOLD     TARGET      MAXIMUM
                     NAME                          PAYOUT          ($)         ($)          ($)
                     ----                       ------------    ---------    --------     -------
Bernard Cammarata.............................   1997-1999(2)    $0          $840,000    $1,260,000
                                                 1998-2000       $0          $840,000    $1,260,000

Donald G. Campbell............................   1998-2000       $0          $280,000    $  420,000

Richard G. Lesser.............................   1998-2000       $0          $495,000    $  742,500

---------------

(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (tied to pre-tax income) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three-year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum payout for performance which exceeds target goals. Awards earned under LRPIP are paid in cash. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, the employment agreement of each of the executive officers provides that such officer would receive an amount equal to a prorated portion of any LRPIP target award and upon a change of control, as defined, the executive officer would be entitled to receive the maximum award for the fiscal 1998-2000 period, and fiscal 1997-1999 and 1998-2000 in the case of Mr. Cammarata.

(2) Mr. Cammarata did not receive a LRPIP award in fiscal year 1997. Pursuant to his new employment agreement, Mr. Cammarata was granted the above deferred award equal to the amount, if any, that he would have received had he participated in LRPIP for the 1997-1999 cycle.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative performance of the Company's Common Stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 31, 1998. The graph assumes that $100 was invested on January 30, 1993 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.

               Measurement Period
             (Fiscal Year Covered)                      TJX             S&P 500            DJARI
                 BASE YEAR                             100.00            100.00            100.00
                 1994                                  108.72            113.03             93.45
                 1995                                   51.44            113.63             84.44
                 1996                                   76.38            157.56             93.99
                 1997                                  168.41            199.07            115.95
                 1998                                  278.53            252.64            189.16

RETIREMENT PLANS

     The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       FOR YEARS OF SERVICE INDICATED(2)
     AVERAGE         --------------------------------------
ANNUAL EARNINGS(1)   10 YEARS   15 YEARS   20 YEARS OR MORE
------------------   --------   --------   ----------------
    $  100,000       $25,000    $37,500        $ 50,000
       150,000        37,500     56,250          75,000
       200,000        50,000     75,000         100,000
       300,000        75,000    112,500         150,000
       400,000       100,000    150,000         200,000
       500,000       125,000    187,500         250,000
       600,000       150,000    225,000         300,000
       800,000       200,000    300,000         400,000
     1,000,000       250,000    375,000         500,000
     1,200,000       300,000    450,000         600,000
     1,400,000       350,000    525,000         700,000
     1,600,000       400,000    600,000         800,000

------------

(1) Average Annual Earnings includes salary and short term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 31, 1998, the years of service for the following executive officers under SERP are as follows: Mr. Cammarata, 21 years; Mr. Campbell, 24 years; and Mr. Lesser, 23 years.

EMPLOYMENT AGREEMENTS

     Bernard Cammarata has a five-year employment agreement with the Company effective as of January 26, 1997, as amended. Mr. Cammarata receives base salary at a rate of $1,200,000 per year (subject to Board review in 1999 and 2001) and participates in MIP and LRPIP. Subject to annual determinations by the ECC, Mr. Cammarata will be eligible for target awards under MIP of 75% of base salary and a maximum MIP award opportunity of 150% of base salary, and under LRPIP will be eligible for target awards of 70% of base salary and a maximum award opportunity of 105% of base salary. Mr. Cammarata also received stock denominated, option and cash awards described in footnotes 2-4, 6 and 7 to the "Summary Compensation Table," footnote 1 to "Option Grants in Fiscal 1998" and footnote 2 to "Long-Term Incentive Plan - Performance Awards in Fiscal 1998."

     The Company has established an account on its books reflecting Mr. Cammarata's deferred awards (including deferred annual salary in excess of $1,000,000), and the notional investment of such amounts by Mr. Cammarata. The Company has created and funded a so-called "rabbi trust" to meet its obligations to Mr. Cammarata with respect to the deferred account. Mr. Cammarata will be entitled to receive the balance in the deferred account upon termination of employment or, if earlier, at such time as the Company could pay such amounts on a deductible basis under Section 162(m) of the Code.

     If the employment period terminates prior to the end of its five-year term by reason of death, disability, incapacity, or termination by the Company other than for cause, or is terminated by Mr. Cammarata following certain Company actions, Mr. Cammarata would be entitled to full vesting of his stock options and would receive base salary and benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other earnings. In such circumstances, Mr. Cammarata would also be entitled to an additional payment equal to his full award target (plus a prorated award target) under the Company's MIP for the year of termination, plus a prorated portion of any LRPIP award target. If Mr. Cammarata is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the five-year term of the agreement, he would be entitled to continuation of base salary at the rate then in effect until the annual meeting of stockholders occurring in 2003. In the event of a change of control (as defined) of the Company, Mr. Cammarata would vest in options and his maximum LRPIP award, and would no longer be subject to his non-competition undertakings. He would also be entitled to one year's target award under MIP, and a prorated MIP target award for the year of the change of control. In the event of a change of control followed by termination of employment resulting from a Change of Control Termination, as defined, Mr. Cammarata would also be entitled to the termination benefits generally payable to the Company's officers upon a change of control as described below under "Change of Control Severance Agreements."



     Each of Richard G. Lesser and Donald G. Campbell has an amended and restated employment agreement effective as of January 31, 1998, with the Company providing for employment until February 1, 2001 in the case of Mr. Lesser, and January 27, 2001 in the case of Mr. Campbell, and thereafter until terminated by the Company or the executive. Mr. Lesser and Mr. Campbell currently receive $900,000 and $560,000, respectively, in base salary. Pursuant to his agreement, Mr. Lesser participates in LRPIP and is entitled to earn up to 60% of his base salary as a target award or up to 120% as a maximum award under the Company's MIP. Mr. Campbell also participates in LRPIP. Mr. Campbell is entitled to earn up to 45% of his base salary as a target award or up to 90% as a maximum award under the Company's MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their options. They would also be entitled to accelerated payments of the MIP target award for the year in which the change of control occurs; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a Change of Control Termination, as defined, Messrs. Lesser and Campbell would also be entitled to the termination benefits described below under "Change of Control Severance Agreements." The Company has entered into split-dollar life insurance agreements on the lives of Messrs. Lesser and Campbell under which the Company annually contributes $37,500 with respect to Mr. Lesser and $12,821 with respect to Mr. Campbell toward the premium due under these policies.


CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Company provides change of control severance benefits to selected associates under individual agreements. Under these agreements, in general, upon a change of control (as defined) of the Company the associate would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs and a prorated portion of any LRPIP award. If, during the 24-month period following a change of control, the Company were to terminate the associate's employment other than for cause (as defined) or the associate were to terminate his employment for reasons specified in the agreement, or if the employment period were to terminate by reason of death, disability or incapacity, the associate would be entitled to receive an amount equal to two times his base salary plus the present value of his SERP benefits, calculated using an additional service credit. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the associate's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the associate in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

     The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. The trusts are currently only nominally funded, but the Company may in its discretion make contributions to and withdrawals from the trusts from time to time, subject to the trusts becoming irrevocable upon a change of control (as defined) of the Company and to the Company's obligations to fully fund the trusts upon a change of control. To the extent not withdrawn by the Company, the assets of the trusts will be used, subject to the terms of the trusts and to the Company's obligations to its general creditors, to make payments as they become due under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                              INDEPENDENT AUDITORS

     The directors have appointed Coopers & Lybrand L.L.P., who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 30, 1999. The Company expects representatives of Coopers & Lybrand L.L.P. to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS


     Proposals of stockholders submitted for consideration at the next annual meeting of stockholders must be received by the Company no later than December 26, 1998 in order to be considered for inclusion in the Company's proxy materials for that meeting.


                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.


     Neither the Executive Compensation Committee Report appearing above at pages 8-10 nor the Performance Graph appearing above at page 14 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.


     The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,000, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

   [X] PLEASE MARK VOTES
       AS IN THIS EXAMPLE

                                                             1.   Election of Directors.
------------------------------------------------------                                                    For All   With-  For All
              THE TJX COMPANIES, INC.                                                                     Nominees  hold    Except
------------------------------------------------------            RICHARD G. LESSER                          [ ]     [ ]     [ ]
                                                                  JOHN M. NELSON


                                                                  Note: If you do not wish your shares voted "FOR" a
             THE BOARD OF DIRECTORS RECOMMENDS                    particular nominee, mark the "For All Except" box and
 A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.         strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

                                                                                                              For   Against  Abstain
   RECORD DATE SHARES:                                       2.   Amend Article Fourth of the Company's       [ ]     [ ]      [ ]
                                                                  Third Restated Certificate of
                                                                  Incorporation to increase the number of
                                                                  authorized shares of the Company's Common
                                                                  Stock from 300,000,000 to 600,000,000.

                                            --------------
Please be sure to sign and date this Proxy.  Date                 Mark box at right if an address change or comments have been  [ ]
----------------------------------------------------------        noted on the reverse side of this card.




--- Stockholder sign here ----- Co-owner sign here ------


DETACH CARD                                                          DETACH CARD

                            THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

Proxy cards must be received prior to the Annual Meeting of Stockholders, June 2, 1998.

Thank you in advance for your prompt consideration of these matters.

                            THE TJX COMPANIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 2, 1998

The undersigned hereby appoints BERNARD CAMMARATA, DONALD G. CAMPBELL and JAY H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 2, 1998 at 11:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                           DO YOU HAVE ANY COMMENTS?

--------------------------------------------------  --------------------------------------------------

--------------------------------------------------  --------------------------------------------------

--------------------------------------------------  --------------------------------------------------